Exhibit 99 Unaudited Financial Statements

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEET
                                 August 31, 1999

                                                     August 31,         Nov. 30,
                                                 1999        1998        1998
                                              Unaudited    Unaudited    Audited

ASSETS

Current assets:
 Cash and cash equivalents                      18,176       19,798       5,734
 Accounts receivable, net of
  allowance for doubtful accounts
  of $0 for 1999 and $1,680 for 1998                 0       31,924           0
 Other receivables                               4,522            0           0

Total current assets                            22,698       51,722       5,734

Notes receivable                                     0      100,000           0

Property and equipment, net                    107,068      168,054     133,984

Licenses and technology, net of
 accumulated amortization of
 of $91,321 and $907,870 for 1998              330,157    1,455,268     393,379

Total assets                                   459,923    1,775,044     533,097

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEET
                                 August 31, 1999

                                                          August 31,              Nov. 30,
                                                     1999           1998           1998
                                                  Unaudited       Unaudited       Audited
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
 Notes payable and
  current portion of
  long-term debt                                     940,934        441,747        439,990
 Accounts payable                                    304,483        121,259        275,437
 Accrued compensation                                529,292        322,014        471,465
 Other current liabilities                           123,853        286,195        108,851

Total current liabilities                          1,898,562      1,171,215      1,295,743

Total liabilities                                  1,898,562      1,171,215      1,295,743

SHAREHOLDERS' EQUITY (DEFICIT):

Preferred stock - Class A, $1.00 par value;
 1,000,000 shares authorized, 80,500
 shares issued and outstanding                        80,500         80,500         80,500

Convertible preferred stock - Class B,
 $1.00 par value; 1,000,000
 shares authorized, -0- shares
 issued and outstanding                                    0              0              0
Common stock, no par value;
 250,000,000 shares authorized,
 13,761,992 for 1999 and
 10,768,095 for 1998 shares
 issued and outstanding                           12,560,397     11,763,784     12,437,747

Accumulated deficit                              (14,079,536)   (11,240,455)   (13,280,893)

Total shareholders' deficit                       (1,438,639)       603,829       (762,646)

Total liabilities and
 shareholders' deficit                               459,923      1,775,044        533,097

     CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               For the Nine Months Ended August 31, 1999 and 1998
                            and the Cumulative Period
            From December 1, 1990 (Inception) Through August 31, 1999

                                                                     Dec. 1, 1990
                                              Nine Months             (Inception)
                                               August 31,          Through August 31,
                                           1999         1998              1999
                                        Unaudited     Unaudited        Unaudited
Net revenues                               25,655              0        517,460
Cost of sales                              96,603        197,294        822,165
 Gross profit (loss)                      (70,948)      (197,294)      (304,705)

Operating expenses:
 General and administrative               702,350      2,190,438      9,331,985

 Bad debt write-offs                            0              0      1,680,522

Loss from operations                     (773,298)    (2,387,732)   (11,317,212)

Non-operating income (expenses)           (25,345)      (500,512)    (1,684,582)

Minority interest                               0              0        (62,500)

Net loss                                 (798,643)    (2,888,244)   (13,064,294)

Weighted average shares
 outstanding -
 basic and diluted                     12,518,903      6,706,468

Net loss per share -
 basic and diluted                           (.06)         (0.43)

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
 For the Cumulative Period December 1, 1990 (Inception) Through August 31, 1999

                                             Preferred Stock                Common Stock                                 Total
                                                Class A                    No Par Value            Accumulated      Shareholders'
                                        Shares           Value          Shares        Value          Deficit       Equity (Deficit)
Balance,
 December 1, 1990
(re-entry
  development stage)                         0               0          10,609       1,042,140      (1,042,140)               0

Shares issued in exchange for:
 Cash, May 31, 1993                          0               0           1,000           1,000               0            1,000
 Capital contribution,
  May 31, 1993                               0               0           2,000             515               0              515
 Services, March 26, 1993                    0               0           2,000             500               0              500
 Services, March 26, 1993                    0               0           1,200             600               0              600
Net loss for the year                        0               0               0               0          (5,459)          (5,459)

Balance,
 November 30, 1993                           0               0          16,809       1,044,755      (1,047,599)          (2,844)

Shares issued in exchange for:
 Services, May 1, 1994                       0               0           2,400           3,000               0            3,000
 Cash, September 1, 1994                     0               0          17,771          23,655               0           23,655
 Services, September 15, 1994                0               0           8,700          11,614               0           11,614
 Cash, September 26, 1994                    0               0           3,000          15,000               0           15,000
 Cash, October 6, 1994                  16,345          16,345               0               0               0           16,345
 Cash, September and October, 1994           0               0           1,320          33,000               0           33,000
Net loss for the year                        0               0               0               0         (32,544)         (32,544)

Balance,
 November 30, 1994                      16,345          16,345          50,000       1,131,024      (1,080,143)          67,226

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
 For the Cumulative Period December 1, 1990 (Inception) Through August 31, 1999

                                               Preferred Stock              Common Stock                             Total
                                                   Class A                  No Par Value          Accumulated     Shareholders'
                                             Shares        Value         Shares        Value        Deficit     Equity (Deficit)
Shares issued in exchange for:
 Cash, February 13, 1995                          0             0         1,160        232,000              0        232,000
 Debt repayment, February 13, 1995                0             0         2,040        408,000              0        408,000
 Debt repayment, February 20, 1995                0             0         4,778        477,810              0        477,810
 Acquisition of assets, CIPI
  February, 1995                                  0             0        28,750      1,950,000              0      1,950,000
 Acquisition of assets, April 5, 1995             0             0        15,000              0              0              0
 Cash and services, April and
  May 1995                                        0             0        16,000        800,000              0        800,000
 Cash, June 1, 1995                               0             0           500         30,000              0         30,000
 Acquisition of assets and
  services, September 26, 1995                    0             0         4,000        200,000              0        200,000
 Cash, September 28, 1995                         0             0            41          3,000              0          3,000
 Acquisition of assets,
  September 1995                                  0             0        35,000      1,750,000              0      1,750,000
 Return of assets, CIPI
  September, 1995                                 0             0       (27,700)    (1,950,000)             0     (1,950,000)
Net loss for the year                             0             0             0              0     (2,293,867)    (2,293,867)

Balance,
 November 30, 1995                           16,345        16,345       129,569      5,031,834     (3,374,010)     1,674,169

Shares issued in exchange for:
 Cash, February, 1996                             0             0         1,389        152,779              0        152,779
 Debt repayment, February 1996                    0             0        10,000        612,000              0        612,000
 Services, February, 1996                         0             0         3,160        205,892              0        205,892
 Cash, March, 1996                                0             0           179         25,000              0         25,000

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
 For the Cumulative Period December 1, 1990 (Inception) Through August 31, 1999

                                             Preferred Stock               Common Stock                               Total
                                                Class A                    No Par Value           Accumulated      Shareholders'
                                         Shares         Value          Shares          Value        Deficit      Equity (Deficit)
Shares returned and canceled,
  March, 1996                                  0              0        (15,000)              0              0     $         0
 Services, April, 1996                         0              0             13           2,069              0           2,069
 Services, September, 1996                 4,155          4,155            586          36,317              0          40,472
 Services, October, 1996                       0              0          6,540         327,000              0         327,000
 Debt repayment, November, 1996                0              0          2,350          64,330              0          64,330
Net loss for the year                          0              0              0               0     (2,238,933)     (2,238,933)

Balance,
 November 30, 1996                        20,500         20,500        138,786       6,457,221     (5,612,943)        864,778

Shares issued in exchange for:
 Services, March, 1997                         0              0            228           6,879              0           6,879
 Services, April, 1997                         0              0            800          13,120              0          13,120
 Services, July, 1997                          0              0          1,500          16,200              0          16,200
 Cash, July, 1997                              0              0         15,000         300,000              0         300,000
 Services, August, 1997                        0              0          5,958          56,000              0          56,000
Adjustment for partial shares due
 to reverse stock split (1:20)                 0              0            113               0              0               0
 Services, October, 1997                       0              0      1,469,666         587,865              0         587,865
 Debt repayment, October, 1997                 0              0      1,540,267         620,507              0         620,507
 Cash, October, 1997                           0              0      1,500,000         281,250              0         281,250
 Services, November, 1997                      0              0          4,950          10,538              0          10,538
Net loss for the year                          0              0              0               0     (2,739,268)     (2,739,268)

Balance,
 November 30, 1997                             0         20,500      4,677,268       8,349,580     (8,352,211)         17,869

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
 For the Cumulative Period December 1, 1990 (Inception) Through August 31, 1999

                                         Preferred Stock               Common Stock                             Total
                                             Class A                   No Par Value          Accumulated     Shareholders'
                                      Shares         Value         Shares         Value        Deficit      Equity (Deficit)
Shares issued in exchange for:
 Services, December, 1997
  through November, 1998                    0              0      2,551,610      2,338,264              0       2,338,264
 Debt repayment, April, 1998
  through September, 1998                   0              0        250,000        129,960              0         129,960
 Cash, January, 1998 through
  July, 1998                                0              0      4,833,334      1,139,218              0       1,139,218
 Acquisition of assets,
  July, 1998                                0              0        300,000        421,478              0         421,478
 Acquisition of 20% minority
  interest in subsidiary,
  July, 1998                                0              0         50,000         59,247              0          59,247
 Services, November, 1998              60,000         60,000              0              0              0          60,000
Net loss for the year                       0              0              0              0     (4,928,682)     (4,928,682)

Balance,
 November 30, 1998                     80,500         80,500     12,662,212     12,437,747    (13,280,893)       (762,646)

Shares issued in exchange for:
 Services, December, 1998
  through August, 1999                      0              0         79,680         19,920              0          19,920
Cash, December, 1998 through
  August, 1999                              0              0      1,020,100        102,730              0         102,730
Net nine months ended
  August 31, 1999                           0              0              0              0       (798,643)       (798,643)

Balance,
 August 31, 1999                       80,500         80,500     13,761,992     12,560,397    (14,079,536)     (1,438,639)

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the Nine Months Ended August 31, 1999 and 1998
                            and the Cumulative Period
            From December 1, 1990 (Inception) Through August 31, 1999

                                                                          Dec. 1, 1990
                                                   Nine Months            (Inception)
                                                    August 31,          Through August 31,
                                               1999          1998            1999
                                            Unaudited      Unaudited       Unaudited
Cash flows from operating activities:
Net loss                                    (798,643)     (2,888,244)    (13,001,794)

Adjustments to reconcile
 net loss to net cash used
 in operating activities:
  Stock issued for services                   19,920       1,323,973       4,482,380
  Stock issued for interest                        0               0         535,591
  Provision for bad debt
   write-offs                                      0         345,302       1,422,401
  Minority interest                                0               0         (62,500)
  Write-off of intangible
   assets                                          0               0       1,016,728
  Depreciation and
    amortization                             102,392         279,916       1,504,866
  Accounts receivable                              0         (29,815)         (4,201)
  Accrued interest
    receivable                                     0               0         (95,700)
  Accounts payable                            29,046        (115,382)        304,483
  Accrued compensation                        57,827          98,566         529,292
  Other current liabilities                   15,012         108,366         212,814

Total adjustments                            224,197       2,010,926       9,846,154

Net cash used in
 operating activities                       (574,446)       (877,318)     (3,155,640)

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the Nine Months Ended August 31, 1999 and 1998
                            and the Cumulative Period
            From December 1, 1990 (Inception) Through August 31, 1999

                                                                      Dec. 1, 1990
                                                 Nine Months           (Inception)
                                                  August 31,         Through August 31,
                                              1999         1998           1999
                                           Unaudited     Unaudited      Unaudited
Cash flows from investing activities:
  Issuance of
   notes receivable                               0        178,550     (1,322,500)

  Costs of licenses
   and technology                                 0       (246,217)       (94,057)
  Purchase of equipment                     (12,254)       (79,712)      (136,175)

Net cash used in
 investing activities                       (12,254)      (147,379)    (1,552,732)

Cash flows from financing activities:
  Common stock issuance                      98,198      1,027,230      2,098,071
  Preferred stock issuance                        0              0         16,345
  Proceeds from debt, other                       0              0      1,670,691
  Proceeds from debt, related               505,213              0        711,757
  Proceeds from stock purchase                    0              0        281,250
  Payments on debt, other                    (4,269)             0        (18,909)
  Payments on debt, related                       0              0        (53,172)
  Decrease in stock
   subscription receivable                        0              0         20,000
  Contributed capital                             0              0            515

Net cash provided by
 financing activities                       599,142      1,027,230      4,726,548

Net increase (decrease) in
 cash and cash equivalents                   12,442          2,533         18,176

Cash and cash equivalents
 at beginning of period                       5,734         17,265              0

Cash and cash equivalents
 at end of period                            18,176         19,798         18,176

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the Nine Months Ended August 31, 1999 and 1998
                            and the Cumulative Period
            From December 1, 1990 (Inception) Through August 31, 1999

                                                                              Dec. 1, 1990
                                                           Nine Months         (Inception)
                                                            August 31,       Through August 31,
                                                         1999       1998          1999
                                                      Unaudited   Unaudited     Unaudited
Supplemental disclosures of cash flow information:

 Cash paid for interest                                  17,048            0      147,873

 Cash paid for income taxes                                   0            0        1,650

Non-cash financing activities:

 Common stock issued in exchange for:
  Note receivable                                             0            0      281,250
  Property and equipment                                      0            0      130,931
  Licenses and technology                                     0      504,000    2,191,478
  Repayment of debt and
   interest                                                   0      175,000    1,804,795
  Services and interest                                  19,920    1,323,973    4,989,112

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1999

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization

            Conectisys Corporation (the "Company") was incorporated under the laws of Colorado on February 3, 1986, to analyze and invest in business opportunities as they may occur.

            TechniLink has developed the Cube 2001 series for the monitoring and controlling of various devices in the petroleum and gas industry.

            PrimeLink has developed a product line that uses cutting edge communications to assist in the monitoring of meters for utility companies and the petroleum industry. This technology, while eliminating the need for a meter reader, is more significant in enabling the utility companies to utilize energy conservation and, in the case of power companies, re-routing of electrical power to areas where it is needed. The devices are also in use in vending machines to monitor sales and functions of the vending machine without the physical inspection usually needed.

            Effective December 1, 1994, the Company agreed to acquire all of the outstanding shares of Progressive Administrators, Inc. ("PAI") in exchange for 300,000 shares of its no par value common stock. The transaction was to be accounted for as a purchase transaction. The shares to be issued by the Company were to be "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933, as amended. Accordingly, PAI would have been a wholly-owned subsidiary of the Company as of December 1, 1994. PAI was formed in the state of Colorado on September 14, 1994 and is engaged in the records storage business.

            Effective December 1, 1994, the Company also agreed to acquire all of the outstanding shares of Creative Image Products, Inc. ("CIPI") in exchange for 575,000 shares of its no par value common stock. The shares were issued in February of 1995. The shares issued by the Company were "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933, as amended. Accordingly, CIPI was a wholly-owned subsidiary of the Company as of December 1, 1994. CIPI was formed in the state of Kansas on April 29, 1994 and is engaged in the insecticide business and, through its wholly-owned subsidiary, ADA Signature Distributors, Inc., the sign manufacturing business. During 1995, the Company's only operations consisted of CIPI's manufacturing of organic insecticides prior to its disposal. On September 28, 1995, the Company entered into an agreement to unwind the acquisition of CIPI. CIPI issued a promissory note to the Company in the amount of $1,302,500 to reimburse the Company for cash advances. In accordance with the agreement, the shares issued to CIPI were exchanged for all shares issued to the Company. The shares outstanding carry no value on the financial statements. In 1997, the Company wrote-off this note receivable as it was deemed uncollectible.

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1999

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization (continued)

            On February 15, 1996, PrimeLink entered into a Joint Marketing and Development Agreement (the "Agreement") with SkyTel Corp. pursuant to which PrimeLink agreed to customize and develop a paging technology based receiver for use in connection with SkyTel's two-way wireless messaging services and system (the "SkyTel Network") and both parties agreed to assist each other in the marketing of the Primelink product and the SkyTel Network. The Company believes that the joint marketing of its product with the SkyTel System could have significant potential for the Company. However, the Agreement does not require any purchases of the PrimeLink product by SkyTel, and may not necessarily result in any significant revenues for the Company. The Agreement is for a two-year term, and will automatically renew for additional one-year terms until terminated by either party.

            In September 1995, the Company acquired 80% of the outstanding stock of TechniLink, Inc., a California corporation, and 80% of the outstanding stock of PrimeLink, Inc., a Kansas corporation, in exchange for an aggregate of 200,000 shares of the Company's common stock. The acquisitions were accounted for as purchases. Both PrimeLink and TechniLink are start-up companies with no material operating activity and therefore no pro forma statements of operations were provided for 1995.

            The acquisitions of these companies occurred in connection with the signing of the license agreements discussed in Note 8. The Company issued a total of 700,000 shares of common stock and assumed a loan of $400,000 to acquire the licenses and the Corporations. The only major asset acquired from PrimeLink and TechniLink was the license and technology. The stock issued was valued at $1,750,000, the fair market value of common stock issued, and is included in licenses and technology on the balance sheet.

            On July 22, 1998, the Company acquired the remaining 20% interest in TechniLink, Inc. for 50,000 shares of the Company's common stock valued at $59,247.

      Basis of presentation and going concern uncertainty

            The accompanying consolidated financial statements include the transactions of Conectisys Corporation, its wholly-owned subsidiary TechniLink, Inc., and its 80% owned subsidiary PrimeLink, Inc. All material intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements. Certain prior year amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year's presentation.

            The Company returned to the development stage in accordance with SFAS No. 7 on December 1, 1990 and during the fiscal year ended November 30, 1995. The Company has completed two mergers and is in the process of developing its technology and product lines.

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1999

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of presentation and going concern uncertainty (continued)

            As of August 31, 1999, the Company had a deficiency in working capital of approximately $1,900,000 which raise substantial doubt about the Company's ability to continue as a going concern.

            Management's plans for correcting these deficiencies include the future sales of their newly licensed products and to raise capital through the issuance of common stock to assist in providing the Company with the liquidity necessary to retire the outstanding debt and meet operating expenses. In the longer term, the Company plans to achieve profitability through the operations of the subsidiaries. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

      Use of estimates

            The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Fair value of financial instruments

            Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts. Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect the estimates.

            Since the fair value is estimated at August 31, 1999, the amounts that will actually be realized or paid at settlement of the instruments could be significantly different.

            The carrying amount of cash and cash equivalents is assumed to be the fair value because of the liquidity of these instruments. Accounts payable, accrued compensation, other current liabilities, and notes payable approximate fair value because of the short maturity of these instruments.

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1999

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Cash and cash equivalents

            Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less.

      Property and equipment

            Property and equipment are stated at cost. Depreciation is computed on property and equipment using the straight-line method over the expected useful lives of the assets, which are generally five years for vehicles and office equipment and seven years for furniture and fixtures.

      Licensing agreements

            The costs of acquiring license rights are capitalized and amortized over the shorter of the estimated useful life of the license or the term of the license agreement. The licenses are being amortized over a period of five years. During the year ended November 30, 1997, the Company generated some revenues from the licenses it had previously acquired, albeit none from the TecniLink license and deferred technology. Accordingly, these assets were written-down to their net realizable value, resulting in an expense of $384,471. Although management had planned to develop and market the technology, the balance of the carrying value of the older licenses and deferred technology was written-off during the year ended November 30, 1998 as a consequence of persistent competitive pressure. The expense incurred was $632,257.

      Technology

            Deferred technology costs include capitalized product development and product improvement costs incurred after achieving technological feasibility and are amortized over a period of five years.

      Impairment of long-lived assets

            Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" (SFAS No. 121) issued by the Financial Accounting Standards Board (FASB) is effective for financial statements for fiscal years beginning after December 15, 1995. The standard establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment,certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured.

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1999

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Accounting for stock-based compensation

            Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (SFAS No. 123) establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. The Company adopted this accounting standard on January 1, 1996. SFAS No. 123 also encourages, but does not require, companies to record compensation cost for stock-based employee compensation. The Company has chosen to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Also, in accordance with SFAS No. 123, the Company has provided footnote disclosures with respect to stock-based employee compensation. The cost of stock-based compensation is measured at the grant date on the value of the award, and this cost is then recognized as compensation expense over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair market value of the stock as determined by the model at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

      Stock issued for non-cash consideration

            Shares of the Company's no par value common stock issued in exchange for goods or services are valued at the cost of the goods or services received or at the market value of the shares issued, depending on the ability to estimate the value of the goods or services received.

      Income taxes

            The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets using the enacted rates in effect in the years in which the differences are expected to reverse.

      Net loss per common share - diluted

            Net loss per common share - diluted is based on the weighted average number of common and common equivalent shares outstanding for the periods presented. Common equivalent shares representing the common shares that would be issued on exercise of convertible securities and outstanding stock options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds are not included since their effect would be anti-dilutive.

      New accounting pronouncements

            Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," (SFAS No. 130) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier adoption is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company does not expect adoption of SFAS No. 130 to have a material effect on its financial position or its results of operations.

            Statement of Financial Accounting Standard No. 131, "Disclosure About Segments of an Enterprise and Related Information," (SFAS No.
            131) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 131 requires that public companies report certain information about operating segments, products, services and geographical areas in which they operate and their major customers. The Company does not expect adoption of SFAS No. 131 to have an effect on its financial position or results of operations; however, additional disclosures may be made relating to the above items.

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1999

NOTE 2. RELATED PARTY TRANSACTIONS

      The Company leases office space from S.W. Carver Corporation, a company owned by a major shareholder of the Company. The lease is for a period of twelve months, renewable annually each April at the option of the lessee. Effective April, 1998, the monthly rent was increased from $2,000 to $2,500. Rent expense for the period ended August 31, 1999 was $22,500.

      The Company also pays S.W. Carver Corporation for bookkeeping on services which are included in general and administrative expenses.

NOTE 3. NOTES RECEIVABLE

      A note receivable from CIPI of $1,302,500 was deemed to be uncollectible and was written-off in the fiscal year ended November 30, 1997, resulting in a bad debt expense of $446,625. The Company had previously provided a cumulative allowance for doubtful accounts of $855,875 in fiscal 1996 and 1995. Interest receivable on this note was also written-off accordingly.

      A promissory note was received on a stock purchase agreement for 1,500,000 shares in the amount of $281,250 during the year ended November 30, 1997. An initial payment of $99,980 was received, leaving a balance of $181,270 at year-end. The balance was collected in full during the year ended November 30, 1998.

NOTE 4. PROPERTY AND EQUIPMENT

      Property and equipment at August 31, 1999 and 1998 consisted of the following:

                                                      1999             1998

      Office furniture
       and equipment                                 255,070          242,601
      Vehicles                                        35,362           35,362

      Total cost                                     290,432          277,963
      Accumulated depreciation                      (183,364)        (109,909)

      Net book value                                 107,068          168,054

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1999

NOTE 5. NOTES PAYABLE

      Notes payable at August 31, 1999 and 1998 consisted of the following:

                                                       1999              1998

      Note payable to Ford Motor Credit,
       secured by vehicle, due February, 1999,
       interest at 12.9%                                   0             3,526

      Note payable to Devon

      Investment Advisors,
      unsecured, due on demand,
      interest payable at an
      annual rate of 10%                             241,824           241,824

     Note payable to Black Dog
      Ranch LLC, unsecured,
      due on demand, interest
      payable at an annual rate
      of 8%                                          168,897            171,397

      Note payable - other                            25,000             25,000

      Note payable to Robert Spigno
        (related party) unsecured,
        due on demand at 10% interest                505,213                  0

      Total notes payable                            940,934            441,747

      Current portion                               (940,934)          (441,747)

      Long-term portion                                     0                  0

      The maturity of long-term debt at August 31, 1999 and 1998 was as follows:

                                                         1999               1998

         Twelve months ended August 31,:              940,934            441,747
         Thereafter                                         0                  0

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1999

NOTE 6. SHAREHOLDERS' EQUITY (DEFICIT)

      The Company is authorized to issue 50,000,000 shares of $1.00 par value preferred stock, no liquidation preference. One million of the preferred shares are designated as Class A preferred shares which have super voting power wherein each share receives 100 votes and has anti-dilution rights. One million of the preferred shares are designated as Class B preferred shares which have conversion rights wherein each share may be converted into ten shares of common stock.

      In December, 1997, the Company issued 4,550 shares of its common stock in exchange for legal services valued at $2,733.

      In January, 1998, the Company issued 133,334 shares of its common stock to an investor for $167,730.

      In February, 1998, the Company entered into a stock purchase agreement with two subsidiaries of BVI Corporation, resulting in the purchase of 4,000,000 shares of the Company's common stock at a subscription price of $.158625 per share, with a total value of $634,500.

      In April, June, and September, 1998, 500,000 shares of common stock were issued to a creditor in exchange for debt of $129,960.

      In April and June, 1998, 80,023 shares of the Company's common stock were issued in exchange for consulting services valued at $132,254.

      In July, 1998, 450,000 shares of the Company's common stock were issued to three investors for cash in the aggregate of $336,988.

      In July, 1998, the Company issued 300,000 shares of it common stock to the minority interest shareholder in exchange for the acquisition of licensed technology valued at $421,478, and issued another 50,000 shares in exchange for the minority interest valued at $59,247.

      In July, 1998, 120,000 shares of the Company's common stock were issued to four Company directors for director fees totaling $246,186.

      In July, 1998, the Company issued 3,000 of its common shares in exchange for consulting fees of $4,325.

      In July, 1998, the Company issued another 425,000 shares of its common stock at approximately $1.96 per share to two consultants for services valued at $832,868.

      In July, 1998, the Company issued 6,283 shares of its common stock in exchange for printing services valued at $10,805.

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1999

NOTE 6. SHAREHOLDERS' EQUITY (DEFICIT) (continued)

      In August, 1998, the Company issued 58,637 shares of its common stock for consulting services totaling $91,147.

      In September, 1998, the Company issued 1,410,000 shares of its common stock for market consulting services totaling $880,967.

      In October and November, 1998, the Company issued 444,117 shares of its common stock in exchange for consulting services of $136,979.

      In November, 1998, the Company issued 60,000 shares of its Class A $1.00 par value preferred stock as officer compensation.

      In December, 1998, the Company issued 79,680 shares of its common stock in exchange for consulting services of $19,920.

      In January, 1999, 750,000 shares of the Company's common stock were issued to one investor for cash in the amount of $50,000.

      In March, 1999, 98,600 shares of the Company's common stock were issued to two investors for cash in the amount of $15,291.

      In April, 1999, 33,300 shares of the Company's common stock were issued to two investors for cash in the amount of $7,110.

      In July, 1999, 138,200 shares of the Company's common stock were issued to two investors for cash in the amount of $30,328

NOTE 7. INCOME TAXES

      Deferred income taxes consisted of the following at August 31, 1999:

                                                          1999             1998

        Deferred tax asset, benefit
        of net operating loss
        carryforward                                 5,000,000        5,286,496
        Deferred tax liability                               0                0
        Valuation allowance                         (5,000,000)      (5,286,496)

        Net deferred taxes                                   0                0

      The valuation allowance offsets the net deferred tax asset, since it is more likely than not that it would not be recovered.

NOTE 8. COMMITMENTS AND CONTINGENCIES

      Employment agreements

            The Company has entered into five employment agreements with key individuals, the terms of the agreements are as follows:

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1999

Employment agreements (continued)

      1) The President and CEO of PrimeLink entered into an agreement dated September 15, 1995 for a period of three years. This agreement, along with his royalty agreement, were mutually terminated. The separation agreement, as of October 31, 1997, called for a settlement of $12,000 to be paid $1,000 monthly for the following twelve months.

      2) The President and CEO of TechniLink entered into an agreement dated September 15, 1995 for a period of three years. He is entitled to receive a base salary of $90,000 per year and an annual bonus equal to 15% of the net profits before taxes earned by TechniLink, Inc. He is also granted an option to purchase up to 250,000 shares of the Company's restricted common stock at a price equal to 50% of the average market value of the stock on the date of purchase. In December, 1998, he resigned from the Company.

      3) The President and CEO of the Company entered into an agreement dated October 2, 1995 (which was amended September 1, 1997) for a period of five years, and he is entitled to receive a base salary of $160,000 per year and an annual bonus of 6% of the Company's pretax income. The employee shall further receive a bonus, paid at year-end, equal to 50% of the employee's salary, for continued employment. The staying bonus will be compensated for with the Company's restricted common stock. He is also granted an option to purchase up to 500,000 shares of the Company's restricted common stock at a price equal to 50% of the average market value at the date of purchase.

      4) The Chief Financial Officer of the Company entered into an agreement dated October 2, 1995 (which was amended September 1, 1997) for a period of three years, and he is entitled to receive a base salary of $80,000 per year and an annual bonus of 2% of the Company's pretax income. The employee shall further receive a bonus, paid at year-end, equal to 50% of the employee's salary, for continued employment. The staying bonus shall be compensated for with the Company's restricted common stock. He is also granted an option to purchase up to 500,000 shares of the Company's restricted common stock at a price equal to 50% of the average market value at the date of purchase. Effective February, 1999, he has resigned from the Company.

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1999

Employment agreements (continued)

      5) The Secretary and Treasurer of the Company entered into an agreement dated October 2, 1995 (which was amended September 1, 1997) for a period of three years, and she is entitled to receive a base salary of $80,000 per year and an annual bonus of 2% of the Company's pretax income. The employee shall further receive a bonus, paid at year-end, equal to 50% of the employee's salary, for continued employment. The staying bonus shall be compensated for with the Company's restricted common stock. She is also granted an option to purchase up to 500,000 shares of the Company's restricted common stock at a price equal to 50% of the average market value at the date of purchase.

License agreements

      The Company has entered into license agreements with the Presidents of both PrimeLink and TechniLink. The license agreements were entered into on September 20, 1995, in connection with the acquisition of PrimeLink and TechniLink (see Note 1 above), and are for a period of five years. As consideration for these license agreements, the Company issued each licensee 250,000 shares of its restricted common stock and will pay each licensee a royalty of 5% of net sales of the applicable product. In addition, in the event of the sale or merger of TechniLink or PrimeLink, a royalty sum of 20% of the sales price of the license shall be paid to the licensee; the sales price shall not be less than $1,500,000. The licenses were valued at the fair market value of the stock issued to obtain the licenses. In 1997, there was a separation agreement between the President of PrimeLink and the Company, whereby the President of PrimeLink agreed to forfeit royalty rights for a $12,000 settlement.On December 14, 1998, Karl Elliott resigned from any further service with the Company as a member of the Board of Directors and President of TechniLink.

Litigation

      There have been two recent legal proceedings in which the Company has been a party:

      The first case, Securities and Exchange Commission (the "Plaintiff") vs. Andrew S. Pitt, Conectisys Corp., Devon Investments Advisors, Inc., B&M Capital Corp., Mike Zaman, and

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1999

Litigation (continued)

      Smith Benton & Hughes, Inc. (Defendants) Civil Case # 96-4164. The case alleges that a fraudulent scheme was orchestrated and directed by the defendants to engage in the sale and distribution of unregistered shares of Conectisys by creating the appearance of an active trading market for the stock of Conectisys and artificially inflating the price of its shares. In the suit, the SEC sought permanent injunctions from violating securities laws. The SEC did not seek any civil penalties from the Company. The courts, having conducted a trial of this matter without jury and taken it under submission, found for the plaintiff as follows: against Conectisys on the claim that the defendant violated section 5(a), 5(c), and 17(a). Conectisys was not found to have violated section 10(b), 10(b-5), or 15(c). The Company was subsequently ordered to disgorge profits totaling $175,000. On March 5, 1999, the Company entered into an Amended Final Judgment of Permanent Injunctive Relief with the Securities and Exchange Commission ("SEC"). The Company and the SEC agreed on a settlement in which the Company would dismiss its then pending appeal and take a permanent injunction that it would not in the future violate sections 5(a), 5(c), 17(a), 10(b), 10(b-5), or 15(c); in return the SEC would not demand the previously ordered disgorgement of $175,000.

      The second case was brought by Clamar Capital Corp. (the "Plaintiff") against Smith Benton & Hughes; Michael Zaman; Claudia Zaman; Andrew Pitt and Conectisys Corp. (collectively the "Defendants"). The case was brought before the District Court of Arapahoe, State of Colorado, Case # 97-CV-1442, Division 3. The Plaintiff did not specify an amount of damages that it sought from the Defendants. On March 26, 1999, the District Court of Arapahoe, State of Colorado, dismissed the civil case against Conectisys Corp. brought by Clamar Capital Corp.

NOTE 9. MAJOR CUSTOMERS

      The Company, as a development stage enterprise, had revenues from one customer during the nine months ended August 31, 1999 and no revenues for 1998.

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1999

NOTE 10. STOCK OPTIONS

      The pro forma information required by SFAS No. 123 is not included as there were no stock options granted during the nine months ended August 31, 1999 and 1998, respectively.

      The Company has granted various options and warrants to employees; the options and warrants were granted at the fair market value at the date of grant and vested immediately. The stock option activity are as follows:

                                                  Options         Weighted
                                                    and            Average
                                                  Warrants          Price

      Balance outstanding,
        November 30, 1996                         5,200,395         $1.23

        Canceled and expired                     (1,331,195)        $(.71)

      Balance outstanding,
        November 30, 1997                         3,869,200         $1.42

      Canceled and expired                         (869,200)       $(2.50)

      Balance outstanding,
        August 31, 1999                           3,000,000         $1.10

      The following table summarizes information about stock options at August 31, 1999:

                                  Outstanding                   Exercisable

                             Weighted    Weighted                Weighted
      Range of                Average     Average                 Average
      Exercise      Stock       Life     Exercise        Stock   Exercise
       Prices      Options    (Months)     Price        Options    Price

     .20 -  .20   1,000,000        36         .20      1,000,000     .20
    1.55 - 1.55   2,000,000        24        1.55      2,000,000    1.55

     .20 - 1.55   3,000,000        28        1.10      3,000,000    1.10

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1999

NOTE 11. YEAR 2000 ISSUE

      The Year 2000 readiness issue, which is common to most businesses, arises from the inability of information systems, and other time and date-sensitive products and systems, to properly recognize and process date-sensitive information or system failures. Assessments of the potential cost and effects of Year 2000 issues vary significantly among businesses, and it is extremely difficult to predict the actual impact. Recognizing this uncertainty, management is continuing to actively analyze, assess and plan for various Year 2000 issues in its business.

      The Year 2000 issue has an impact on both information technology ("IT") systems and non-IT systems, such as the Company's physical facilities including, but not limited to, security systems and utilities. Although management believes that a majority of the Company's IT systems are Year 2000 ready, such systems still have to be tested for Year 2000 readiness. The Company is replacing or upgrading those systems that are identified as non-Year 2000 compliant. Certain IT systems previously identified as non-Year 2000 compliant are being upgraded or replaced, which should be complete by October 15, 1999. Non-IT system issues are more difficult to identify and resolve. The Company is actively identifying non-IT Year 2000 issues concerning its products and services, as well as its physical facility locations. As non-IT areas are identified, management formulates the necessary actions to ensure minimal disruption to its business processes. Although management believes that its efforts will be successful and the costs will be immaterial (i.e., less than $5,000) to its financial position and results of operations, it also recognizes that any failure or delay could cause a potential impact.

      The Company has initiated efforts to ensure Year 2000 readiness of its products and services. The Company's key financial and other in-house systems are already materially compliant.

      The Company has also initiated efforts to assess the Year 2000 readiness of its key suppliers. The Company's direction of this effort is to ensure the adequacy of resources and supplies to minimize any potential business interruptions. management also plans to complete this part of its Year 2000 readiness plan by October 15, 1999.

      CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1999

NOTE 11. YEAR 2000 ISSUE (continued)

      The Year 2000 issue presents a number of other risks and uncertainties that could impact the Company, such as public utilities failures, potential claims against it for damages arising from products and services that are not Year 2000 compliant, and the response ability of certain government commissions of the various jurisdictions where the Company conducts business. While the Company continues to believe the Year 2000 issues described above will not materially affect its financial position or results of operations, it remains uncertain as to what extent, if any, the Company may be impacted.